EXHIBIT 10.1

ALLOY, INC.

COMPENSATION ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

Listed below are the base salaries for the fiscal year ending January 31, 2008 (“Fiscal 2007”) and bonuses and other compensation paid to our named executive officers for services rendered during the fiscal year ended January 31, 2007 (“Fiscal 2006”). None of our named executive officers have received an increase in base salary subsequent to Fiscal 2006. Bonuses and other compensation, if any, for services rendered during Fiscal 2007 have not yet been determined.

Named Executive Officer	Fiscal 2007 Base Salary ($)		Cssh Bonus ($)	Value of Restricted Stock Grants ($)		Stock Options (#)		All Other Compensation ($)
Matthew C. Diamond, Chief Executive Officer and Chairman	$420,000		$400,000	$180,000	(1)	—		—
James K. Johnson, Jr., President and Chief Operating Officer	$420,000		$400,000	$180,000	(1)	—		—
Gary J. Yusko, Chief Financial Officer	$242,000		$75,000	$125,000	(2)	55,000	(3)	—
Gina R. DiGioia, Esq., Chief Legal Officer and Secretary	$200,000		$30,000	$30,000	(4)	—		—
Robert L. Bell, Chief Technology Officer	$402,000	(5)	$15,000	$25,000	(6)	—		$23,100	(7)

(1)	Consists of 15,164 shares of restricted stock granted on April 5, 2007 for services rendered during Fiscal 2006 at a price of $0.01 per share under our Amended and Restated 1997 Employee, Director and Consultant Stock Option and Stock Incentive Plan (the “1997 Plan”). The shares are valued at $11.87 per share, the closing sale price of our common stock on March 30, 2007. The restrictions on these shares lapse annually over a three-year period, subject to our right of repurchase as outlined in a restricted stock agreement executed by the recipient and us.
(2)	Includes: (i) 4,775 shares of restricted stock granted on June 12, 2006 for services rendered during Fiscal 2006 at a price of $0.01 per share under our the 1997 Plan, which shares are valued at $10.47 per share, the closing sale price of our common stock on June 9, 2006; and (ii) 6,318 shares of restricted stock granted on April 5, 2007 for services rendered during Fiscal 2006 at a price of $0.01 per share under our the 1997 Plan, which shares are valued at $11.87 per share, the closing sale price of our common stock on March 30, 2007. The restrictions on these shares lapse annually over a three-year period, subject to our right of repurchase as outlined in restricted stock agreements executed by Mr. Yusko and us.
(3)	Options to purchase 55,000 shares of our common stock were granted on March 6, 2006 at an exercise price of $13.21 per share under the 1997 Plan. The options vest annually over a three-year period.
(4)	Consists of 2,527 shares of restricted stock granted on April 5, 2007 for services rendered during Fiscal 2006 at a price of $0.01 per share under our the 1997 Plan, which shares are valued at $11.87 per share, the closing sale price of our common stock on March 30, 2007. The restrictions on these shares lapse annually over a three-year period, subject to our right of repurchase as outlined in restricted stock agreements executed by Ms. DiGioia and us.
(5)	At Mr. Bell’s election, we deferred payment of $100,000 of his base salary to pay the premiums on certain life insurance policies owned by us that insure Mr. Bell’s life.
(6)	Consists of 2,106 shares of restricted stock granted on April 5, 2007 for services rendered during Fiscal 2006 at a price of $0.01 per share under the 1997 Plan. The shares are valued at $11.87 per share, the closing sale price of our common stock on March 30, 2007. The restrictions on these shares lapse annually over a three-year period, subject to our right of repurchase as outlined in a restricted stock agreement executed by Mr. Bell and us.
(7)	Amount represents the dollar value of rent paid by us for an apartment used by Mr. Bell on a priority basis, the lease for which was assumed by Mr. Bell beginning September 1, 2006.